UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 16, 2012
Date of Report (Date of earliest event reported)

PLURES TECHNOLOGIES, INC.
(Exact name of registrant as specified in its Charter)

Delaware	1-12312	95-3880130
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5297 Parkside Drive
Canandaigua, NY 14424
(Address of principal executive offices) (Zip Code)

(585) 905-0554
Registrant's telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under and Off-Balance Sheet
       Arrangement of a Registrant

Item 3.02     Unregistered Sales of Equity Securities

On November 16, 2012, the Registrant entered into a series of agreements dated as of October 15, 2012, which superseded the discretionary loans referred to in a report of the Registrant on Form 8-K filed October 2, 2012.

The authorized amount of the notes is up to $2,500,000, of which $1,000,000 has been advanced to date.  The term of the loans is 54 months and the interest rate is 2% per annum.  Principal and interest on the notes are payable at maturity.  The notes are secured by a security interest on the assets of the Registrant _________ only to a security interest previously granted to Massachusetts Development Finance Agency.  The notes are guaranteed by each direct and indirect subsidiary of the Registrant.  The notes are convertible into common stock of the Registrant initially a rate determined by diving the principal amount of the notes and all accrued but unpaid interest by $3.00.  Each note is accompanied by a warrant to purchase a number of shares of common stock of the Registrant, equal to the number of shares into which such note is convertible, at a price of $.01 per share.  Both the note and the warrant are adjustable for stock splits, stock dividends, stock combinations and reclassifications.

Item 8.01     Other Events

On November 13, 2012, the Registrant’s subsidiary, Advanced MicroSensors Corporation (“AMS”) was advised by the landlord of its offices and fab that it owed the sum of approximately $385,000 for rent and utilities and non-payment within 5 days would constitute an event of default under the lease for the offices and fab.  The Registrant will seek to make a partial payment of the sum due and does not believe that a lease termination is imminent.

Item 9.01     Financial Statements and Exhibits

The following exhibits are being filed with this report Form 8-K:

10.1	Securities Purchase Agreement
10.2	2% Secured Convertible Promissory Note
10.3	Pledge and Security Agreement
10.4	Guaranty Agreement
10.5	Common Stock Purchase Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date November 19, 2012	Plures Technologies, Inc.

By: /s/ David R. Smith
David R. Smith
CEO